Exhibit 99

Fortune Brands Announces Home Products Acquisition

    LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--Nov. 3, 2003--

    Company to Buy Therma-Tru, #1 Brand of Residential Entry Doors; High-Return Acquisition Expected to Add Approximately 15 Cents to EPS
                             in First Year

    Fortune Brands, Inc. (NYSE:FO) today announced that its Home and Hardware business has signed a definitive agreement to acquire Therma-Tru Corp., the leading designer and manufacturer of residential entry doors in the United States.
    Therma-Tru, with annual sales exceeding $400 million, has consistently driven strong, profitable growth with industry-leading innovation, quality, distribution and customer service. Therma-Tru's #1 market share has grown to approximately 25% and is substantially higher in the industry's fastest-growing segment, high-performance fiberglass entry doors. Therma-Tru uses proprietary technology to create fiberglass entry doors that resemble wood but deliver superior thermal performance and durability.
    "As the leader in an attractive home products category, Therma-Tru is an excellent strategic fit that opens the door to additional growth in our fast-growing Home & Hardware business," said Fortune Brands chairman & CEO Norm Wesley. "Therma-Tru fits our focus on leading brands, shares beneficial demographics and market fundamentals with our other home products brands, and creates valuable sales growth and cost synergies within our $3 billion Home & Hardware business. Like kitchens and baths, entry doors add significant value to the home and are among the highest-return improvements homeowners can make.
    "We expect Therma-Tru to be another high-impact, high-return addition from the start, with earnings accretion in the range of 15 cents per share in the first year and even more in succeeding years," Wesley continued. The purchase price is approximately $925 million and is within the company's targeted valuation range for high-return acquisitions. The acquisition will be funded with a combination of short- and long-term debt. "Our financial strength and our balance sheet will continue to be powerful assets to create value for our shareholders," Wesley added.

    Sales, Distribution and Purchasing Synergies

    Therma-Tru will join the company's Home & Hardware business, which also includes Moen, the #1 faucet brand in North America, MasterBrand Cabinets, the #2 kitchen & bath cabinet business, Master Lock, the world's #1 padlock brand, and Waterloo Industries, the leading manufacturer of tool storage products.
    "We see opportunities to leverage our strong customer relationships in both the replace/remodel and new construction channels to further grow Therma-Tru, and to use our combined purchasing power and best practices to achieve cost and asset savings," said Bruce Carbonari, president and CEO of Fortune Brands' Home & Hardware business. "Therma-Tru has a highly attractive growth and return profile, underpinned by its powerful position in the fastest growing segment of the residential entry door market, strong brand awareness, potential for growth in categories like patio doors, and the excellent underlying demographics in the home products market. We're excited to welcome Therma-Tru's top-notch management team and great workforce to the Fortune Brands family."
    "Our new relationship with Fortune Brands is a smart decision that will help fuel our future growth and provide new opportunities for Therma-Tru," said Carl Hedlund, president and CEO of Therma-Tru. "The market-leading Therma-Tru brand is an outstanding complement to Fortune Brands' Home & Hardware business and family of great consumer brands. This is also an ideal marriage of our cultures, operating philosophy and commitment to people. It will allow us to enhance Therma-Tru's presence in the home building and home improvement channels and open new doors for growth."
    Therma-Tru is based in Maumee, Ohio and has production facilities in Indiana, Oklahoma, Virginia, North Carolina, Arizona and Mexico. Additional information on Therma-Tru Doors is available at www.thermatru.com.
    The acquisition is subject to customary closing conditions and is expected to close within the next two weeks.

    Conference Call to be Webcast

    Fortune Brands will offer a live webcast of its conference call discussing today's announcement. The webcast will be available in the Investor Information section of the company's web site, www.fortunebrands.com, beginning at 10:00 AM ET today, November 3rd. The conference call will feature comments by Fortune Brands chairman & CEO Norm Wesley. It is recommended that listeners log on 10 minutes prior to the start of the call.
    An Internet replay of the conference call will be available at www.fortunebrands.com beginning this afternoon. Those without Internet access may listen to the call by dialing 1-706-643-3726 prior to 10:00 AM ET today.

    Fortune Brands, Inc. is a $6 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

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www.fortunebrands.com.

    This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, returns on pension assets, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, the impact of weak conditions in the leisure travel industry on our golf and spirits and wine businesses, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

    CONTACT: Fortune Brands, Inc.
             Media Relations:
             Clarkson Hine, 847-484-4415
             or
             Investor Relations:
             Tony Diaz, 847-484-4410